UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2015

CVD EQUIPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

1-16525	11-2621692
(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Dr. Central Islip, New York 11722
(Address of Principal Executive Offices, Including Zip Code)

(631) 981-7081
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Effective as of January 29, 2015, CVD Equipment Corporation (the “Company”), Taiwan Glass International Corporation (“Taiwan Glass”) and Capital One, National Association (“Capital One”) entered into an agreement (the “Settlement Agreement”) pursuant to which the parties settled that certain previously disclosed action pending in the United States District Court for the Southern District of New York under Docket No. 10-CV-0573 (the “Action”).

Pursuant to the terms of the Settlement Agreement, the Company paid Taiwan Glass the sum of $4,925,000, and all claims and counterclaims asserted in the Action were settled and dismissed with prejudice.  In addition, (a) Taiwan Glass executed limited releases in favor of each of the Company and Capital One concerning the claims asserted by Taiwan Glass in the Action; (b) the Company executed a limited release in favor of Taiwan Glass concerning the claims asserted by the Company against Taiwan Glass in the Action; and (c) Capital One executed a limited release in favor of Taiwan Glass concerning the claims asserted by Capital One against Taiwan Glass in the Action.

In addition, the parties caused to be filed with the Court a Stipulation of Dismissal dismissing the claims and counterclaims asserted against all parties in the Action with prejudice.

Taiwan Glass agreed to notify the appropriate authorities in Taiwan that its disputes with the Company and the Company’s directors, officers, employees and agents have been amicably resolved on a business like basis and the Complaint made by Taiwan Glass in Taiwan is hereby withdrawn.

The foregoing is a summary of the material terms only of the Settlement Agreement and is qualified in its entirety by the terms of the Settlement Agreement and the exhibits thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2015	CVD EQUIPMENT CORPORATION /s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)